EXHIBIT 5.1
June 13, 2008
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, CA 94089
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Juniper Networks, Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about June 13, 2008 , in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) an aggregate of up to 12,000,000 shares of Common Stock, $0.00001 par value, of Juniper Networks, Inc. (the “Shares”) that are to be issued pursuant to the Juniper Networks, Inc. 2008 Employee Stock Purchase Plan (the “Plan”) and (ii) $10,000,000 in aggregate amount of unsecured deferred compensation obligations (the “Obligations”) of the Registrant pursuant to the Juniper Networks, Inc. Deferred Compensation Plan (the “DCP”).
     As your legal counsel, we have reviewed the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the (i) proposed sale and issuance of the Shares by you under the Plan and (ii) the proposed issuance of the Obligations pursuant to the DCP. In addition, we have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     It is our opinion that, (i) when issued and sold in the manner described in the Plan, the Shares will be duly authorized, legally and validly issued, fully paid and nonassessable and (ii) upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you in administering the DCP, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, garnishment or other creditor’s process.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.